Exhibit 10.25

PRIVATE AND CONFIDENTIAL

Dated October 1, 2008

(1) LEAPFROG TOYS (UK) LIMITED

(2) Christopher Spalding

EXECUTIVE'S SERVICE AGREEMENT

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THIS AGREEMENT is made on October 1, 2008

BETWEEN:

(1) LEAPFROG TOYS (UK) LIMITED a company incorporated in England and Wales under registration number 03891265, the registered office of which is 36 Windsor Street, Uxbridge, UB8 1AB ("the Company") and

(2) Christopher Spalding of [REDACTED] (the "Executive").

RECITAL

It is the intention of the parties that this document be executed as a deed.

1 Interpretation

1.1 In this Agreement, (except where the context otherwise requires) the words and expressions set out below shall have the following meanings -

"Associated Company" means any firm, company, corporation or other organisation which is a member of the Group,

the "Board" means the board of directors from time to time of the Company or a duly authorised committee of it,

"Confidential Material" means any trade secrets or confidential information relating to any member of the Group or the business, prospective business, technical processes, computer software (both source and object code), Intellectual Property Rights or finances of any member of the Group, or compilations of two or more items of such information whether or not each individual item is in itself confidential, including without limitation, price lists, lists of customers and suppliers (both current and those who were customers or suppliers during the past two years), which comes into the Executive's possession by virtue of the Employment, or any information which the relevant member of the Group regards, or could reasonably be expected to regard, as confidential, whether or not such information is reduced to a tangible form or marked in writing as "confidential", and any and all information which has been or may be derived or obtained from any such information, the "Employment" means the employment of the Executive pursuant to this Agreement or, as the context requires, its duration,

the "Group" means the Company, and any firm, company, corporation or other organization

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(a) which is directly or indirectly Controlled by the Company,

(b) which directly or indirectly Controls the Company,

(c) which is directly or indirectly Controlled by a third party who also directly or indirectly Controls the Company,

(d) of which the Company or any other member of the Group owns or has a beneficial interest in 20% or more of the issued share capital or 20% or more of its capital assets, or

(e) which is the successor in title or assign of the firms, companies, corporations or other organisations referred to above,

where "Control" and its derivatives has the meaning ascribed by Section 416 Taxes Act 1988 (as amended),

"Intellectual Property Rights" means copyrights, patents, utility models, trade marks, service marks, design rights (whether registered or unregistered), database rights, semiconductor topography rights, proprietary information rights and all other similar proprietary rights and applications for such rights as may exist anywhere in the world,

"Inventions" means all inventions, improvements, modifications, processes, formulae, models, prototypes and sketches, drawings, plans or specifications for them or other matters which the Executive alone or with one or more others may make, devise or discover during the Employment and which pertain or are actually or potentially useful to the commercial or industrial activities from time to time of the Group or the processes or machinery of the Group for providing the services or making the products of the Group or which pertain to, result from or are suggested by any work which the Executive or any employee has done or may do during the Employment for the Group,

"Recognised Investment Exchange" has the meaning given to it in Section 285 of the Financial Services and Markets Act 2000, and

"Termination Date" means the date on which the Employment terminates.

1.2 In this Agreement, unless the context otherwise requires

(a) references to Clauses and Schedules are to clauses and schedules of this Agreement, as amended in accordance with this Agreement,

(b) the Clause and Schedule headings are for convenience only and shall not affect the interpretation of this Agreement,

(c) the Recital constitutes an integral part of this Agreement,

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(d) references to any legislation are reference to that legislation as amended, replaced or re-enacted from time to time and any subordinate legislation made under it,

(e) words implying the singular include the plural and vice versa,

(f) words implying a gender include every gender, and

(g) references to a person include an individual, firm, company, corporation, unincorporated body of people, or any agency of the above.

2 Appointment

The Company will employ the Executive and the Executive will serve the Company as Managing Director of the Company.

3 Duration

3.1 Subject to Clause 15.1 and Clause 16, the Employment will commence on October 6, 2008 and will continue thereafter until terminated by either party giving to the other not less than 6 months' written notice.

3.2 The Company will be entitled at its sole discretion to make a payment of basic salary to the Executive in lieu of notice or outstanding period of notice in monthly instalments over the period which would otherwise have been the Executive's notice period, less applicable deductions for tax and national insurance from any such payment, and less any other sums which are due to the Company from the Executive.

3.4 No employment of the Executive prior to the date of this Agreement will count as part of his continuous period of employment with the Company.

3.5 If not previously terminated, the Employment will in any event automatically terminate on the day on which the Executive attains the age of 65.

3.6 During any period of notice, the Executive may be required by the Company in its absolute discretion not to attend at the Company's premises at any time and not to perform any duties for the Company or to perform only such duties, specific projects or tasks as are assigned to him expressly by the Company, for such period and at such place or places as the Company deems necessary, provided that the Executive will be entitled to receive his basic salary during such period. For the avoidance of doubt the Executive will remain an employee of the Company during any such period and bound by his obligations towards the Company. For the avoidance of doubt he may not carry out any work for any third party.

3.7 The Company retains the right to suspend the Executive from the Employment on full salary and benefits at any time for a reasonable period to investigate any matter in which it reasonably believes the Executive is implicated or involved (whether directly or indirectly). Any decision to suspend will be made by the Board. For the avoidance of doubt, suspension is not a disciplinary sanction.

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4 Duties

4.1 The Executive will

(a) perform all the duties and exercise all the powers of his office and such other functions within the Group (not being inconsistent with his position as Managing Director of the Company) as the Board may require to the best of his ability giving the Company or Associated Company, as appropriate, the full benefit of his knowledge, expertise and technical skills, and he will comply with all lawful directions given by or with the authority of the Board and whenever required to do so, will promptly give a full account to the Board or a person duly authorised by the Board, of all matters entrusted to him,

(b) comply with all reasonable directions from time to time given to him by the Board and with rules and policies from time to time laid down by the Company,

(c) whenever so required for the proper fulfilment of his duties, work without further remuneration in excess of the normal hours of work of the Company, which are from 9 a.m. to 5:30 p.m. Monday to Friday,

(d) attend and work at any premises of the Company and any Associated Company, wherever situated, and travel and work both in the United Kingdom and abroad, as may be required for the proper fulfilment of his Duties. The Executive's normal place of work will be 36 Windsor Street, Uxbridge, UB8 1AB or such other place as the Company shall from time to time advise him, and

(e) at the reasonable request of the Board, accept any other appointment within the Group (including another position in the Company) (whether such appointment is in addition to or in substitution for the appointment specified in Clause 2), which is consistent with his position within the Company, without further remuneration (except as otherwise agreed). No such change will be deemed to be a termination of the Employment.

5 Employment Interests

5.1 Subject to Clause 5.2, the Executive will not, without the prior consent of the Board, be engaged or be concerned or undertake or be interested in (whether directly or indirectly) any other business or occupation or become a director or employee or agent or consultant or partner of any other person, firm or company (other than a company within the Group), or accept any other engagement or public office.

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5.2 Notwithstanding Clause 5.1, the Executive may own beneficially any shares or securities listed on a Recognised Investment Exchange which when aggregated with shares or securities beneficially owned by his spouse and/or children, total not more three per cent of any single class of shares or securities in any company.

5.3 The Executive confirms that he has disclosed fully to the Company all circumstances in respect of which there is, or there might be, a conflict of interest between the Company or any Associated Company, and the Executive or his spouse or children, and he agrees to disclose fully to the Company any such circumstances which may arise during the Employment.

6 Remuneration

6.1 The Company will pay to the Executive during the Employment a salary at the rate of £160,000 per annum (or at such higher rate as the Board may in its absolute discretion from time to time decide) which will accrue from day to day and be payable by equal monthly instalments in arrears on or before the last day of each calendar month. The Executive's salary will be reviewed annually, beginning in 2009, although there shall be no obligation on the part of the Company to increase the Executive's salary.

6.2 The Executive may also be eligible to receive further remuneration by way of a bonus. The Executive's target bonus shall be 30% of his annual basic salary, but the provision and amount of such bonus shall be at the sole discretion of the Board. In determining whether to make a payment and if so the amount of any payment (which may be nil), the Board may consider or exclude any factors it considers appropriate. The making of a bonus payment shall not confer on the Executive any right to a bonus in respect of subsequent calendar years. To be eligible for any such bonus, the Executive must be employed on the date of payment and must not have given or received notice of termination of employment.

6.3 The Executive authorises the Company to deduct from any payments made by the Company to the Executive (including on termination of employment) sums from time to time owing from the Executive to the Company or any other member of the Group.

7 Expenses

7.1 The Company will reimburse to the Executive (against receipts or other appropriate evidence) all expenses properly and reasonably incurred by him in the course of his duties under the Employment.

7.2 If the Executive is provided with a credit or charge card by the Company, this must only be used for expenses reasonably incurred by him in the course of performing his duties under the Employment.

8 Car allowance

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The Executive shall, during the Employment, be entitled to receive a car allowance of £8,900 per annum to be paid in monthly instalments in arrears, subject to deductions of income tax and national insurance. For the avoidance of any doubt, this allowance will not be taken into account for the purposes of pension contributions or the calculation of any bonus, or other contributions based upon basic salary. In addition, the Company shall reimburse to the Executive all business mileage at the HM Revenue & Customs authorised mileage rates. Those rates are currently as follows

First 10,000 business miles 40p per mile

Thereafter 25p per mile

9 Sickness pay

9.1 The Executive has no contractual right to pay (including payments of car allowance, the payment of the Company's pension contributions, and participation in any incentive or bonus scheme) in respect of absence due to sickness or injury, save for the Executive's entitlement to statutory sick pay ("SSP") under the Social Security Contributions and Benefits Act 1992 and any payment made by the Company during a period of such absence in addition to SSP will be at the Company's sole discretion. Any payment made under this Agreement in respect of a day of sickness will count towards the Executive's SSP for that day and any sickness or other benefits obtained by the Executive under any social security, national insurance or other legislation from time to time in force or any benefit received by him as a result of contributions paid by the Company to any health insurance scheme, in respect of a day of sickness will count towards payment to be made under this Agreement in respect of that day.

9.2 In respect of any absence from the Employment due to sickness or injury lasting up to 7 days, the Executive will send to the Board, or to such person as it may nominate, a self certificate in such form as the Company may reasonably require. In respect of any absence exceeding 7 days, he will send to the Board or to the Board's nominee, a medical certificate covering absence after the seventh day.

9.3 If the Executive is absent from work due to sickness or injury which is caused by the fault of another person, and as a consequence recovers from that person or another person any sum representing compensation for loss of salary or other benefits under this Agreement, the Executive will repay to the Company any money it has paid to him as salary and the value of other benefits in respect of the same period of absence, less any unrecovered costs borne by him, in connection with the recovery of such damages or compensation, which sum shall not exceed the total remuneration paid to him by way of salary and benefits in respect of the period of such illness, accident or other incapacity.

9.4 Subject to the Executive's rights pursuant to the Access to Medical Reports Act 1998, the Executive agrees to be examined at the Company's expense by a doctor nominated by the Company if at any time the Company so requests and the Executive authorises such doctor to disclose and to discuss with the Company and its advisers the results of such examinations.

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10 Holidays

10.1 The Executive will be entitled, with full remuneration, to the usual public and statutory holidays and a further 25 working days' holidays in each full holiday year, to be taken at such times as will be agreed between the Board and the Executive or, failing agreement, as the Board may determine. Holidays must be requested as far in advance as is practicable and in any event not less than one month prior to the start of the holiday.

10.2 The Executive's holiday entitlement will be deemed to accrue from day to day and, unless otherwise expressly agreed, may not be earned over from one holiday year to the next. No payment will be made to the Executive in lieu of holiday accrued but not taken by him save on the termination of the Employment. If on termination of the Employment, the Executive has exceeded his accrued holiday entitlement, the appropriate deduction will be made from the Executive's final salary payment.

10.3 The Company's holiday year runs from 1 January to 31 December. The Company reserves the right to require the Executive to take annual leave at a particular time of year in circumstances where the needs of the business require it, and may require the Executive to take outstanding holiday during a period of notice.

10.4 Holiday entitlement for one holiday year cannot be taken in subsequent holiday years. Failure to take holiday entitlement in the appropriate holiday year will lead to forfeiture of any accrued holiday not taken without any right to payment in lieu thereof.

11 Pensions and insurance

11.1 The Company will operate a stakeholder non-contributory pension scheme and will contribute in each year an amount equal to 5% of the Executive's basic salary into the scheme on the Executive's behalf. Payments will be made in monthly instalments in arrears, less any deductions for tax or NI contributions required by law. The Executive will be eligible to join the pension scheme once he has been employed by the Company for three full calendar months subject to the rules of such scheme in force from time to time.

11.2 There is no contracting-out certificate in force in relation to the State Second pension.

11.3 The Executive shall be eligible to participate in the Company's private medical insurance and life assurance schemes, subject to the terms and conditions of such schemes from time to time in force. Details of those schemes can be obtained from the Human Resource Department of the Company. The Company reserves the right to terminate or substitute other scheme(s) for such scheme or amend the scale of benefits of such scheme(s) including the level of benefits. If any scheme provider (including but not limited to any insurance company) refuses for any reason (whether based on its own interpretation of the terms of the insurance policy or otherwise) to provide any benefits to the Executive, the Company shall not be liable to provide any such benefits itself or any compensation in lieu thereof.

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11.4 Any actual or prospective loss of entitlement to private medical insurance benefits shall not limit or prevent the Company from exercising its right to terminate the Employment in accordance with Clauses 3.1, 15.1 or 16 hereof or otherwise and the Company shall not be liable for any such loss.

12 Intellectual property rights

12.1 The Executive will promptly disclose and deliver to the Company for the exclusive use and benefit of the Group full details of any Inventions upon the making, devising or discovering of the same during the Employment, irrespective of whether they were so made, devised or discovered during normal working hours or using the facilities of the Company. The Executive will, irrespective of the termination of the Employment, give all information and data in his possession as to the exact mode of working, producing and using the same and will also at the expense of the Company give all such explanations, demonstrations and instructions to the Company as the Board may deem appropriate to enable the full and effectual working, production or use of the same.

12.2 The Executive will, without additional payment to him (except to the extent provided in Section 40, Patents Act 1977 or any similar provision of applicable law), whether or not during the continuance of the Employment, at the expense of the Company, promptly execute and do all acts, matters, documents and things necessary to enable the Company or its nominee to apply for and obtain any or all applicable Intellectual Property Rights in any or all countries relating to any Inventions or other materials produced by the Executive during the Employment.

12.3 The Executive

(a) will do anything necessary to confirm vesting of title to any or all applicable Intellectual Property Rights (except only to the extent that such Intellectual Property Rights fail to vest in the Company) in any or all countries relating to any Inventions or other materials produced by the Executive during the Employment in the Company or its nominee absolutely,

(b) with full title guarantee hereby assigns (insofar as title to them does not automatically vest in the Company as a consequence of the Employment) to the Company by way of future assignment all copyrights arising in any original material (including without limitation source code and object code for software) produced by the Executive during the Employment, whether during the normal hours of work of the Company or otherwise or at the premises or using the facilities of the Company or otherwise, being the exclusive right to do and to authorise others to do any and all acts restricted by the Copyright Designs and Patents Act 1988 in relation to such material in the United Kingdom together with copyright in all other countries of the world (and/or any similar rights in countries where such rights exist) for the whole term of such copyright including any extensions or renewals thereof and including the right to sue for damages and other remedies in respect of any infringements of the copyrights in such material or conversion of infringing copies of the material prior to the date of this Agreement to hold unto the Company absolutely, and

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(c) waives all moral rights arising from any such original material so far as the Executive may lawfully do so in favour of the Company and for the avoidance of doubt this waiver shall extend to the licensees and successors in title to the copyright in the said material.

12.4 Without prejudice to the generality of Clauses 12.2 and 12.3, the Executive hereby irrevocably and by way of security appoints the Company as his attorney in his stead to do all such things and execute all such documents as may be necessary for or incidental to grant to the Company the full benefit of this Clause.

12.5 The Executive will do nothing (whether by omission or commission) during the Employment or at any times thereafter to affect or imperil the validity of any Intellectual Property Rights obtained, applied for or to be applied for by the Company or its nominee. In particular without limitation the Executive shall not disclose the subject matter of any Inventions which may be patentable before the Company has had the opportunity to apply for any patent or patents. The Executive will at the direction and expense of the Company promptly render all assistance within his power to obtain and maintain such Intellectual Property Rights or any application for any extension of them.

12.6 Nothing in this Agreement obliges any member of the Group to seek patent or other protection for any Invention nor to exploit any Invention.

13 Confidentiality

13.1 The Executive must not during the Employment (other than in the proper performance of his duties) or at any time thereafter use for his own purposes or disclose to any third party any Confidential Material and must use his best endeavours to prevent such disclosure.

13.2 All Confidential Material and all other documents, papers and property which may have been made or prepared by, or at the request of, the Executive or have come into his possession or under his control in the course of the Employment or which relate in any way to any member or members of the Group or its or their the business, prospective business or affairs or those of any customer, supplier, agent, distributor or sub-contractor of any member of the Group are, as between the relevant member of the Group and the Executive, deemed to be the property of the relevant member of the Group.

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The Executive must deliver up all such documents and other property, including all copies, to the Company immediately upon the termination of the Employment (or at any earlier time on demand).

13.3 The Executive must immediately inform the Company if he becomes aware of the possession, use or knowledge of any of the Confidential Material by any person not authorised to possess, use or have knowledge of the Confidential Material, whether during the Employment or thereafter and must at the Board's request provide such reasonable assistance as is required to deal with such event.

13.4 The provisions of this Clause do not apply to any Confidential Material which

(a) is in or enters the public domain other than by breach of the Agreement, or

(b) is obtained from a third party who is lawfully authorised to disclose such information, or

(c) is authorised for release by the prior written consent of the Board, or

(d) is a protected disclosure as defined by the Public Interest Disclosure Act 1998.

13.5 Nothing in this Clause will prevent the Executive from disclosing Confidential Material where it is required to be disclosed by judicial, administrative, governmental or regulatory process in connection with any action, suit, proceeding or claim or otherwise by applicable law.

13.6 Failure by the Executive to comply with this Clause shall constitute a breach of this Agreement entitling the Company to terminate it immediately.

14 Data Protection

14.1 The Executive hereby agrees that the Company may hold computer records and personnel files relating to the Executive. These may include, but are not limited to, the Executive's employment application, references, bank details, performance appraisals, holiday and sickness records, salary reviews and remuneration details and other records, (which may, where necessary, include sensitive data relating to the Executive's health, and data held for ethnic monitoring purposes). The Company requires such personal data for personnel administration and management purposes and to comply with its obligations regarding the keeping of employee/worker records. The Executive's right of access to this data is as prescribed by law.

14.2 The Executive hereby agrees that the Company may process personal data relating to him for personnel administration and management purposes, and may, when necessary for those purposes, make such data available to its advisors, to parties providing products and/or services to the Company (such as IT systems suppliers, pension, benefits and payroll administrators), to regulatory authorities (including HM Revenue & Customs) and as required by law. Further, the Executive hereby agrees that the Company may transfer such data to and from any member of the Group including any member of the Group located outside the European Economic Area.

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15 Termination for breach

15.1 Notwithstanding the provisions of Clause 3.1, the Company may terminate the Employment by written notice having immediate effect and without making any payment to the Executive if the Executive -

(a) is guilty of serious dishonesty or of gross misconduct or incompetence or wilful neglect of duty or commits any breach of this Agreement, other than a breach which is capable of remedy and is remedied immediately by the Executive, at the Company's request, to the complete satisfaction of the Company, or

(b) is convicted of a criminal offence, other than an offence under the Road Traffic Acts, for which a term of imprisonment (whether suspended or immediate) is imposed, or

(c) becomes bankrupt, applies for a bankruptcy petition or has a bankruptcy order made against him, applies for or has made against him a receiving order or makes any composition or enters into any deed of arrangement with his creditors, or

(d) is disqualified or prohibited from being a director of any company to which he has been appointed by reason of any order made by any competent court, or

(e) causes by his own act or default to be a director of any Associated Company of which he has been appointed director, or

(f) is unable through sickness or injury for twelve consecutive weeks or an aggregate of fifteen weeks in any fifty-two consecutive weeks to perform the duties of the Employment, or

(g) after receiving written warning from the Company in respect of the poor performance of his duties, the Executive continues, in the reasonable opinion of the Board, to perform his duties to an unsatisfactory standard, or

(h) fails to comply with his obligations contained in Clause 13, or

(i) is guilty of conduct which in the reasonable opinion of the Board brings himself or the Company or any other member of the Group into disrepute.

15.2 Upon the termination of the Employment or the Company exercising its rights under Clause 3.6 or the Company or the Executive serving on the other notice of termination of the Employment, the Executive must, immediately, if so required by the Company

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(a) resign without compensation from his office as director of all companies of which he is a director which are members of the Group and all other companies of which he shall have been appointed a director by any member of the Group by virtue of any right of nomination vested in such member, and

(b) transfer any shares held by the Executive required to be transferred either in accordance with the Company's articles of association or any agreement by which the Executive is bound.

15.3 The Executive hereby irrevocably and by way of security appoints the Company to be his attorney and in his name and on his behalf to do all such things and execute all such documents which he is obliged to execute and do under this Agreement (including without limitation those documents which may be necessary for or incidental to his resignation from office and transfer of shares in accordance with Clause 15.2).

15.4 Upon the termination of the Employment, or at any earlier time upon demand the Executive will return to the Company in good condition and without modification all documents, correspondence, computers and computer discs, papers, materials, credit or charge cards, keys and security access cards, including all copies thereof, which for the avoidance of doubt will remain the property of the Company at all times, and all other property of or relating to the business or affairs of the Group or any officer, employee, customer, supplier or agent of the Group, its or their customers, clients or suppliers to the Company's premises.

16 Reconstruction or amalgamation

If

16.1 the Employment is terminated (whether or not as a result of the liquidation of the Company) for the purposes of amalgamation or reconstruction, and

16.2 the Executive is offered employment with a company resulting from such amalgamation or liquidation, on terms which taken as a whole are no less favourable than the terms of this Agreement, for the remaining period of the Employment, (or for such other period as the parties may agree) then the Executive will have no claim against the Company.

17 Restriction

The Executive agrees that he will observe the post-termination obligations set out in Schedule 1 hereto.

18 Severability

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18.1 Each of the restrictions contained in Clauses 13 and 17 and Schedule 1 constitutes an entirely separate and independent restriction and is considered by the parties to be reasonable and necessary for the protection of the legitimate interests of the Company and the Group but, if any such restriction or part of it, shall be found void, invalid, illegal or unenforceable by any court or competent jurisdiction but would be valid if some words were deleted from it, or the period of it reduced, or area covered or range of activities reduced, such restriction shall apply with such modification as may be necessary to make it valid and effective.

18.2 In the event of any Clause or part of a Clause contained in this Agreement being declared invalid or unenforceable by any court of competent jurisdiction, all other Clauses or parts of Clauses contained in this Agreement shall remain in full force and effect and shall not be affected thereby.

19 Amendments and waivers

19.1 No amendment to the provisions of this Agreement will be effective unless in writing and signed by the parties hereto or their duly authorised representatives.

19.2 All rights, remedies and powers conferred upon the parties to this Agreement are cumulative and will not be deemed or construed to be exclusive of any other rights, remedies or powers now or after the date of this Agreement, conferred upon the parties to this Agreement or either of them by law or otherwise. Any failure at any time to insist upon or enforce any such right, remedy or power will not be construed as a waiver thereof.

20 Notification of change in circumstances

The Executive must notify the Company in writing

20.1 of any change in his name, address, marital status, dependants or next-of-kin within one month of such change, and

20.2 immediately upon the occurrence of any event entitling the Company to dismiss the Executive without notice under Clause 15.1.

21 Disciplinary rules, grievance procedures and health and safety

Any matter of discipline will be considered by the Board in accordance with its legal obligations. If the Executive wishes to raise a grievance with the Company he should ensure that he follows the Company's Grievance Procedure, the details of which can be obtained upon request from the Human Resource department of the Company.

22 Warranty and undertaking

22.1 The Executive represents and warrants that he is not a party to any agreement, contract (whether of employment or otherwise) or understanding, which would in any way restrict or prohibit him from undertaking or performing any of the duties of the Employment in accordance with the terms and conditions of this Agreement.

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22.2 The Executive undertakes that forthwith upon receiving from any person, firm or company an offer of employment, agency, consultancy, partnership or joint venture during the Employment or whilst any of the restrictions in Clauses 13, 17 and Schedule 1 continue in force he will provide the person, firm or company making the offer with a full and accurate copy of Clauses 13, 17 and Schedule 1.

23 Notices

23.1 Any notices required to be given under the provisions of this Agreement will be in writing and will be deemed to have been duly served if hand delivered or sent by facsimile or (if within the United Kingdom) by first class registered or recorded delivery post or (if outside the United Kingdom) by registered express airmail post correctly addressed to the relevant party's address as specified in this Agreement or at such other address as such party may designate from time to time in writing in accordance with this Clause and marked for the attention of the Company's Secretary in the case of notices addressed to the Company.

23.2 Any notice will be deemed to have been served

(a) if hand delivered, at the time of delivery, or

(b) if sent by facsimile, eight hours after transmission during normal business hours or, if transmission is not during normal business hours, at the start of normal business hours on the following day (exclusive of Saturdays, Sundays and Public Holidays) but subject to production by the sender of confirmation from the transmitting facsimile machine that a satisfactory transmission has been completed, or

(c) if sent by post within the United Kingdom, two days after posting (exclusive of Saturdays, Sundays and Public Holidays), or

(d) if sent by post to or from outside the United Kingdom, five days after posting (exclusive of Saturdays, Sundays and Public Holidays).

24 Post-termination provisions

Any provision of this Agreement which contemplates or is capable of operation after the termination of the Employment will apply notwithstanding termination of the Employment for whatever reason, save that the provisions of Clause 17 will not apply following an unlawful termination of this Agreement by the Company.

25 Whole Agreement

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25.1 This Agreement and an Opt-Out Agreement dated September 26, 2008 made between the Executive and the Company ("the Opt-Out Agreement") constitute the whole agreement between the parties. All other representations, arrangements, understandings and agreements, whether written or oral, (if any) for service between the Company and the Executive made between the Executive and the Company, other than the Opt-Out Agreement, are hereby abrogated and superseded.

25.2 There is no collective agreement which directly affects the terms and conditions of employment contained in this Agreement Further, there are no particulars governing any period of more than one month during which the Executive is required to work outside the United Kingdom.

25.3 This Agreement incorporates a written statement of terms of employment pursuant to Section 1 of the Employment Rights Act 1996.

26 Contract (Rights of Third Parties) Act 1999

26.1 The parties intend that each Associated Company should be able to enforce in its own right the terms of this Agreement which expressly or impliedly confer a benefit on that company subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999. It is not intended that any third party should be able to enforce any term of this Agreement against the Company or any Associated Company. Further, this Agreement may be varied or rescinded by agreement between the Company and the Executive without the consent of any third party.

27 Governing Law

27.1 Agreement shall be governed by and construed in all respects in accordance with the laws of England.

27.2 Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the English Courts.

IN WITNESS whereof the parties hereto have executed this Agreement as a Deed the day and year first above written.

LEAPFROG TOYS (UK) LIMITED	)

Director	) /s/ Jeffrey G. Katz

Director/Secretary	)

SIGNED as a DEED and DELIVERED	) /s/ Christopher Spalding

by [NAME] in the	) Christopher Spalding

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presence of	)

Witness signature

Name

Address

Occupation

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Schedule 1

1 Non-Competition

The Executive hereby agrees that he shall not (without the consent in writing of the Board) for the Relevant Period within the Prohibited Area and whether on his own behalf or in conjunction with or on behalf of any other person, firm, company or other organisation, (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever,) in competition with the Company be directly or indirectly (i) employed or engaged in, or (ii) perform services in respect of, or (iii) be otherwise concerned with the research into, development, manufacture, supply, distribution or marketing of any product which is of the same or similar type to any product researched, or developed, or manufactured, or supplied, or distributed, or marketed by the Company during the twelve months immediately preceding the Termination Date PROVIDED ALWAYS that the provisions of this paragraph 1 shall apply only in respect of products with which the Executive was either personally concerned or for which he was responsible whilst employed by the Company during the twelve months immediately preceding the Termination Date.

2 Non-Solicitation of Customers

The Executive hereby agrees that he shall not for the Relevant Period, whether on his own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly (i) solicit or, (ii) assist in soliciting, or (iii) accept, or (iv) facilitate the acceptance of, or (v) deal with, in competition with the Company, the custom or business of any Customer or Prospective Customer

2.1 with whom the Executive has had material contact or dealings on behalf of the Company during the twelve months immediately preceding the Termination Date, or

2.2 for whom the Executive was, in a client management capacity on behalf of the Company, directly responsible during the twelve months immediately preceding the Termination Date.

3 Non-Solicitation of Employees

The Executive hereby agrees that he will not for the Relevant Period either on his own behalf or in conjunction with or on behalf of any other person, company, business entity, or other organisation (and whether as an employee, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly -

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3.1 (i) induce, or (ii) solicit, or (iii) entice or (iv) procure, any person who is a Company Employee to leave the Company's or any Associated Company's employment (as applicable),

3.2 be personally involved to a material extent in (i) accepting into employment or (ii) otherwise engaging or using the services of, any person who is a Company Employee.

4 Interference with Suppliers or Partners

The Executive hereby agrees that he shall not, whether on his own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation, (and whether as an employee, director, agent, principal, consultant or in any other capacity whatsoever), directly or indirectly, for the Relevant Period, in relation to any contract or arrangement which the Company has with any Partner or Supplier for the exclusive supply of goods or services to the Company and/or to any Associated Company or the research into, development, manufacture, supply, distribution or marketing of any product, for the duration of such contract or arrangement

4.1 interfere with the supply of goods or services to the Company from any Supplier,

4.2 induce any Supplier to cease or decline to supply such goods or services in the future,

4.3 interfere with the co-operation by any Partner with the Company in relation to the research into, development, manufacture, supply, distribution or marketing of any product, or

4.4 induce any Partner to cease or decline to co-operate with the Company in relation to the research into, development, manufacture, supply, distribution or marketing of any product.

5 Associated Companies

5.1 The provisions of paragraphs 5.2 and 5.3 below shall only apply in respect of those Associated Companies (i) to whom the Executive gave his services, or (ii) for whom he was responsible, or (iii) with whom he was otherwise concerned, in the twelve months immediately preceding the Termination Date.

5.2 Paragraphs 1, 2, 3, 4 and 6 in this Schedule 1 shall apply as though references to the "Associated Company" were substituted for references to the "Company." The obligations undertaken by the Executive pursuant to this Schedule 1 shall, with respect to each Associated Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of the Company or any other Associated Company.

5.3 In relation to each Associated Company referred to in paragraphs 5.1 and 5.2 above, the Company contracts as trustee and agent for the benefit of each such Associated Company. The Executive agrees that, if required to do so by the Company, he will enter into covenants in the same terms as those set out in paragraphs 1, 2, 3, 4 and 6 hereof directly with all or any of such Associated Companies, mutatis mutandis. If the Executive fails, within 7 days of receiving such a request from the Company, to sign the necessary documents to give effect to the foregoing, the Company shall be entitled, and is hereby irrevocably and unconditionally authorised by the Executive, to execute all such documents as are required to give effect to the foregoing, on his behalf.

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6 Definitions

For the purposes of this Schedule 1, the following words and cognate expressions shall have the meanings set out below

6.1 "Associated Company", "Board", and "Company" shall have the meanings set out in the Agreement attached hereto, and shall include then successors in title and assigns (as applicable).

6.2 "Company Employee" means any person who was employed by (i) the Company or (ii) any Associated Company, for at least 3 months prior to and on the Termination Date and

(a) with whom the Executive had material contact or dealings in performing the duties of his employment, and

(b) who had material contact with customers or suppliers of the Company in performing his or her duties of employment with the Company or any Associated Company (as applicable), or

(c) who was employed in a senior executive, managerial, sales or creative capacity.

6.3 "Customer" shall mean any person, firm, company or other organization whatsoever to whom the Company has supplied goods.

6.4 "Partner" means any person, company, business entity or other organization whatsoever who

(a) has worked in co-operation or partnership with the Company during any part of the twelve months immediately preceding the Termination Date with regards to research into, development, manufacture, supply, distribution or marketing of any product, or

(b) has agreed prior to the Termination Date to work in co-operation or partnership with the Company with regards to research into, development, manufacture, supply, distribution or marketing of any product, to commence at any time in the twelve months following the Termination Date, or

(c) as at the Termination Date, works in co-operation or partnership with the Company with regards to research into, development, manufacture, supply, distribution or marketing of any product.

6.5 "Prohibited Area" means

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(a) the United Kingdom, and

(b) any other country in the world where, on the Termination Date, the Company develops, sells, supplies, manufactures or researches its products or where the Company is intending within 3 months following the Termination Date to develop, sell, supply or manufacture its products and in respect of which the Executive has been responsible (whether alone or jointly with others), concerned or active on behalf of the Company during any part of the twelve months immediately preceding the Termination Date.

6.6 "Prospective Customer" shall mean any person, firm, company or other organisation with whom the Company has had any negotiations or material discussions regarding the possible supply of goods by the Company.

6.7 The "Relevant Period" shall mean the lesser of

(a) the nine months immediately following the Termination Date,

(b) the period specified in sub-paragraph 6.7(a) above less the number of days on which the Executive has been required by the Company (pursuant to Clause 3.6 of the Agreement) both not to attend at work and not to perform any duties of employment.

6.8 "Supplier" means any person, company, business entity or other organization whatsoever who

(a) has supplied goods or services to the Company during any part of the twelve months immediately preceding the Termination Date, or

(b) has agreed prior to the Termination Date to supply goods or services to the Company to commence at any time in the twelve months following the Termination Date, or

(c) as at the Termination Date, supplies goods or services to the Company under an exclusive contract or arrangement between that Supplier and the Company.

6.9 "Termination Date" shall have the meanings set out in the Agreement attached hereto.

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